SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ENTRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENTRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Entrust, Inc., a Maryland corporation (the “Company”), will be held on Friday, May 2, 2003 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the “Meeting”) for the purpose of considering and voting upon the following matters:

1.	To elect two Class II directors for the ensuing three years;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the current year; and

3.	To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

Holders of record of the Company’s Common Stock at the close of business on March 21, 2003 are entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company’s stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 and will be available at the Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

James D. Kendry, Secretary

April 4, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ENTRUST, INC.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 2, 2003

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust, Inc., a Maryland corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, May 2, 2003 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 and at any adjournments thereof (the “Meeting”).

All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

The Board of Directors has fixed March 21, 2003 as the record date (the “Record Date”) for determining holders of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote an aggregate of 63,487,379 shares of Common Stock. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 are first being sent or given to stockholders on or about April 4, 2003. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Rockvam, Director, Investor Relations, Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of January 31, 2003, with respect to the beneficial ownership of shares of Common Stock by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	the directors and nominees for director of the Company;

•	the Named Executive Officers; and

•	all executive officers, directors and nominees for director of the Company as a group.

For purposes of this disclosure, the Named Executive Officers consist of:

•	the individual who served as the Company’s Chief Executive Officer during 2002 (the “CEO”);

•	the three most highly compensated individuals (other than the CEO) who were serving as executive officers on December 31, 2002; and

•	one additional individual who would have been included but for the fact that such individual was not serving as an executive officer of the Company on December 31, 2002.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares		Percent of Class (%)
5% Stockholders

Nortel Networks Limited 8200 Dixie Road, Suite 100 Brampton, Ontario L6T 5P6 Canada	9,629,159	(2)	14.9%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	5,662,875	(3)	8.8

Directors and Nominees
Wesley K. Clark	14,666	(4)	*
F. William Conner	1,894,000	(5)	2.9
Butler C. Derrick, Jr.	34,261	(6)	*
Terrell B. Jones	43,179	(7)	*
Michael P. Ressner	34,929	(8)	*
Douglas Schloss	342,055	(9)	*
Liener Temerlin	14,666	(10)	*
Edward O. Vetter	2,000		*

Other Named Executive Officers
Milan Bekich	49,074	(11)	*
Edward J. Pillman	230,137	(12)	*
David L. Thompson	282,107	(13)	*
Colin J. Wyatt	115,055	(14)	*
Executive officers, directors and nominees for director, as a group (11 persons)	2,941,074	(15)	4.4

*	Less than 1%.
(1)	The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 2003 through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	These shares are held of record by Nortel Networks Inc. (“NNI”), a wholly owned subsidiary of Nortel Networks Limited (“NNL”). NNL has sole voting and investment power with respect to the shares of Common Stock held by NNI. NNL, NNI and their affiliates are referred to herein collectively as “Nortel Networks.”

(3)

These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Pursuant to advisory contracts, the Adviser Subsidiaries have all investment and/or voting power over the securities owned by their advisory clients. Franklin Advisers, Inc., an Adviser Subsidiary, has sole voting power and sole dispositive power with respect to 4,339,200 shares. Franklin Private Client Group, Inc., an Adviser Subsidiary, has sole voting power and sole dispositive power with respect to 1,323,675 shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and, as a result, may be deemed to beneficially own securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the foregoing shares. This information is derived solely from a Schedule 13G filed by FRI, the Principal Shareholders and Franklin Advisers, Inc. with the Securities and Exchange Commission on January 30, 2003.

(4)	Consists of 14,666 shares which may be acquired pursuant to Presently Exercisable Options.

(5)	Includes 1,787,000 shares which may be acquired pursuant to Presently Exercisable Options.

(6)	Consists of 34,261 shares which may be acquired pursuant to Presently Exercisable Options.

(7)	Includes 42,929 shares which may be acquired pursuant to Presently Exercisable Options.

(8)	Consists of 34,929 shares which may be acquired pursuant to Presently Exercisable Options.

(9)	Includes 324,500 shares which are held of record by Marcus Schloss & Co., Inc., a registered broker-dealer, of which Mr. Schloss is the Chief Executive Officer. Mr. Schloss shares voting and investment power with respect to these shares with certain other shareholders of Marcus Schloss & Co. Also includes 6,000 shares held in trust for the benefit of Mr. Schloss’s daughters, for which Mr. Schloss’s wife serves as trustee. Mr. Schloss disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein. Includes 11,555 shares which may be acquired pursuant to Presently Exercisable Options.

(10)	Consists of 14,666 shares which may be acquired pursuant to Presently Exercisable Options.

(11)	Includes 43,229 shares which may be acquired pursuant to Presently Exercisable Options.

(12)	Consists of 230,137 shares which may be acquired pursuant to Presently Exercisable Options.

(13)	Includes 265,606 shares which may be acquired pursuant to Presently Exercisable Options.

(14)	Consists of 115,055 shares which may be acquired pursuant to Presently Exercisable Options.

(15)	Includes 2,478,980 shares which may be acquired pursuant to Presently Exercisable Options.

Votes Required

The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Meeting and voting on the matter is required to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the current year.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

The Company has a classified Board of Directors currently consisting of three Class I directors, two Class II directors and three Class III directors. The Class II, Class III and Class I directors will serve until the annual meeting of stockholders to be held in 2003, 2004 and 2005, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The persons named in the enclosed proxy will vote to elect, as Class II directors, F. William Conner and Douglas Schloss, unless the proxy is marked otherwise. Each Class II director will be elected to hold office until the 2006 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that either of the nominees will be unable to serve if elected.

For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class II directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company. There are no family relationships among any of the directors, nominees for director and executive officers of the Company.

Nominees for Terms Expiring in 2006 (Class II Directors)

F. William Conner, age 43, has served as the Company’s President and Chief Executive Officer since April 2001 and as Chairman of the Board since January 2002. He has been on the Board of Directors of the Company since July 1997 and was Chairman of the Board from October 1998 to May 2000. From November 1999 to April 2001, Mr. Conner served as President, Enterprise Networks and eBusiness Solutions of Nortel Networks, a global Internet and communications company, where he led the turnaround of the Enterprise business while redefining and delivering e-business applications. From September 1998 to October 1999, he served as the first Chief Marketing Officer of Nortel Networks, leading the effort to reposition the company as a global leader in building the high-performance Internet and was recognized as “Marketer of the Year” in High Tech. From 1992 to September 1998, Mr. Conner held a number of key executive leadership positions at Nortel Networks, including President of its first data business, Executive Vice President of Nortel Networks’ Enterprise Networks Business and a variety of other key leadership positions in sales and marketing.

Douglas Schloss, age 44, has served on the Board of Directors of the Company since July 2001. Since January 1994, he has been the President and Chief Executive Officer of Rexford Management, Inc., a firm that manages an investment partnership specializing in transaction arbitrage. He has also served as Chief Executive Officer and Chairman of Marcus Schloss & Co., Inc., a registered broker-dealer and formerly a New York Stock Exchange specialist firm, since March 1993. Prior to these positions, Mr. Schloss managed the equity trading desk and arbitrage investment portfolio of Marcus Schloss & Co.

Directors Whose Terms Expire in 2005 (Class I Directors)

General Wesley K. Clark, age 58, has served on the Board of Directors of the Company since January 2002. Since March 2003, he has been Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a business consulting and service firm in Little Rock, Arkansas. He served as Managing Director, Merchant Banking of Stephens Group, Inc., a private investment bank, from July 2000 to February 2003. General Clark is a retired four star U.S. Army General. From July 1997 to June 2000, he served as the Supreme Allied Commander, Europe and Commander in Chief of the United States European Command. From June 1996 to July 1997, General Clark was Commander in Chief of the United States Southern Command, Panama. General Clark currently serves on the Board of Directors of Acxiom Corp., Sirva and Messer-Griesheim, Co. of Germany.

Butler C. Derrick, Jr., age 66, has been a director of the Company since May 1999. Since August 1998, Mr. Derrick has been a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

Liener Temerlin, age 74, has served on the Board of Directors of the Company since January 2002. Since January 2002, he has been President of Temerlin Consulting, an advertising/public relations consulting firm. Since December 2001, he has also served as Chairman Emeritus of, and a consultant to, Temerlin McLain, an advertising agency and wholly owned subsidiary of the Interpublic Group, an international advertising, marketing and communications company. From 1953 to November 2001, Mr. Temerlin was Chairman of the Board of Temerlin McLain.

Directors Whose Terms Expire in 2004 (Class III Directors)

Terrell B. Jones, age 54, has served on the Board of Directors of the Company since November 1998. He has been self-employed since May 2002. Prior to that time, he served as President and Chief Executive Officer of Travelocity.com, a provider of online travel reservation capabilities, from March 2000 to May 2002. He served as President of its predecessor company, SABRE Interactive, and as Executive Vice President and Chief Information Officer of SABRE Holdings Corporation, an information technology company, from July 1996 to March 2000. He was President of SABRE Computer Services (a unit of SABRE Holdings) from 1993 to 1996.

Michael P. Ressner, age 54, has been a director of the Company since May 1999. Since January 2003, he has been an Adjunct Professor of Applied Financial Management at North Carolina State University. From January 2001 to December 2002, Mr. Ressner served as Vice President, Nortel Networks. Prior to that time, he served as Vice President of Finance of Nortel Networks’ Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, he held a number of senior finance management posts within various business units of Nortel Networks. Mr. Ressner currently serves on the Board of Directors of WilTel Communications.

Edward O. Vetter, age 82, has served on the Board of Directors of the Company since October 2002. Mr. Vetter has served as President of Edward O. Vetter & Associates, a private management consulting firm, since 1978 and is a life Trustee for the Massachusetts Institute of Technology. He was Chairman of the Texas Department of Commerce from 1987 to 1991, Energy Advisor to the Governor of Texas from 1979 to 1983, and U.S. Undersecretary of Commerce from 1976 to 1977. Beginning in 1952, Mr. Vetter was employed by Texas Instruments, Inc. in various capacities and was the Executive Vice President and Chief Financial Officer at the time of his retirement in 1975. He currently serves on the Board of Directors of American Achievement Corporation.

For information relating to shares of Common Stock owned by each of the directors, see “Security Ownership of Certain Beneficial Owners and Management.”

Board and Committee Meetings

The Board of Directors of the Company met six times (including by telephone conference) during 2002. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

The Board of Directors has a Compensation Committee, which has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company’s executive officers and administers and grants stock options and other stock-based awards pursuant to the Company’s stock plans. The Compensation Committee held five meetings during 2002. The current members of the Compensation Committee are Messrs. Jones (Chair) and Schloss.

The Board of Directors has an Audit Committee which currently consists of Messrs. Schloss (Chair), Ressner and Vetter. The Audit Committee held ten meetings during 2002. The functions of the Audit Committee include:

•	selecting the Company’s independent auditor;

•	reviewing the independence of the independent auditor;

•	reviewing the annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor;

•	evaluating the adequacy of the Company’s internal financial and accounting processes and controls; and

•	reviewing with management and the independent auditor the annual and interim financial statements of the Company.

The Company has a Nominating and Governance Committee, which currently consists of Messrs. Derrick (Chair) and Temerlin and General Clark. The Nominating and Governance Committee held four meetings during 2002. The duties of the Nominating and Governance Committee include:

•	making recommendations to the Board of Directors and stockholders of the Company regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

•	studying and reviewing with management the effectiveness of the organization and conduct of business of the Board of Directors and making recommendations to the Board of Directors with respect thereto; and

•	reviewing compensation of directors and making recommendations to the Board of Directors with respect thereto.

Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company’s bylaws, including the candidate’s name, address and principal occupation. The Company’s bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the bylaws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders’ meeting; provided that, in the event less than 70 days’ notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

The Company has an Executive Committee, which currently consists of Messrs. Conner (Chair), Derrick, Jones and Schloss. The Executive Committee held one meeting during 2002. The Executive Committee comprises the Chairman of the Board and the chairs of the other committees of the Board of Directors and provides assistance to the Board of Directors in fulfilling its responsibility to the Company and its stockholders, particularly with respect to matters needing immediate attention. The Executive Committee has the authority to exercise all the powers of the Board of Directors, except as prohibited by law or the Company’s charter or bylaws and except for the power to fill vacancies on the Board of Directors.

Non-Employee Director Compensation

Non-employee directors receive a $2,500 cash fee for each regularly scheduled Board meeting attended (including all committee meetings attended in conjunction with such Board meeting) and $750 for each meeting, if any, attended during the intervening periods and having a duration of at least one hour, and are reimbursed for expenses incurred in connection with their attendance at such meetings. The following table sets forth the compensation paid or payable to non-employee directors for their service on the Board and its committees, as applicable, during the year ended December 31, 2002:

Non-Employee Director	Compensation ($)
Wesley K. Clark	$10,750
Butler C. Derrick, Jr.	17,000
Jawaid Ekram	5,000
Terrell B. Jones	15,500
Michael P. Ressner	18,500
Douglas Schloss	18,500
Christopher M. Stone	2,500
Liener Temerlin	14,000
James A. Thomson	2,500
Edward O. Vetter	5,000
J. Alberto Yepez	9,750

Non-employee directors are eligible to receive stock options under the Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”). The following table sets forth certain information with respect to options granted to non-employee directors during the year ended December 31, 2002. Each option cumulatively vests as to one-third of the shares on the first anniversary of the grant date, and the remainder vests pro rata over the next two years on the monthly anniversary of the grant date. The exercise price is the closing sale price of the Common Stock on the NASDAQ National Market on the date of grant.

Options Granted to Non-Employee Directors

Director	Grant Date	Number of Shares Underlying Options (#)	Exercise Price ($)
Wesley K. Clark	01/25/02 05/03/02	24,000 8,000	$6.66 4.03
Butler C. Derrick, Jr.	05/03/02	8,000	4.03
Terrell B. Jones	05/03/02	8,000	4.03
Michael P. Ressner	05/03/02	8,000	4.03
Douglas Schloss	05/03/02	8,000	4.03
Christopher M. Stone	05/03/02	8,000	4.03
Liener Temerlin	01/25/02 05/03/02	24,000 8,000	6.66 4.03
Edward O. Vetter	10/25/02	24,000	2.56
J. Alberto Yepez	05/03/02	8,000	4.03

In consideration for their service on the Board of Directors and a purchase price of $0.01 per share, the Company issued to Messrs. Ekram and Thomson, 1,500 and 1,750 shares of Common Stock, respectively, effective immediately prior to their resignations from the Board of Directors in May 2002 and January 2002, respectively.

Compensation of Executive Officers

Summary Compensation

The following table sets forth certain information with respect to the annual and long-term compensation of each of the Named Executive Officers for the years ended December 31, 2000, 2001 and 2002. Please see “Employment, Non-Competition, Retention and Separation Agreements” below for a description of the various employment and severance arrangements with the Named Executive Officers. Mr. Wyatt’s compensation in U.S. dollars is based on an exchange ratio of £ 0.621 per U.S. $1 as of December 31, 2002.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation				Long-Term Compensation				All Other Compensation ($)
						Awards
Name and Principal Position		Salary ($)		Bonus ($)		Restricted Stock Awards ($)		Securities Underlying Options(#)(1)
F. William Conner	2002	$500,000		$500,000	(2)	—		250,000		$6,490	(3)
President and Chief Executive Officer	2001	346,154		1,500,000	(2)	—		4,000,000		520

Edward J. Pillman(4)	2002	275,000		130,000	(5)	—		—		2,471	(6)
Senior Vice President, Global Portfolio and Services	2001	132,692		105,000	(7)	—		500,000		1,919

Milan Bekich(8)	2002	299,975	(9)	35,000		—		100,000		6,477	(10)
Senior Vice President, Government Solutions

Colin J. Wyatt(11)	2002	272,401	(12)	—		—		175,000	(13)	121,269	(14)
Senior Vice President and General Manager, EMEA

David L. Thompson	2002	235,000		25,000		$67,375	(15)	75,000		6,186	(16)
Senior Vice President and	2001	217,500		40,000		—		310,000		7,601
Chief Financial Officer	2000	200,000		54,000		—		225,000		3,017

(1)	Represents the number of shares covered by options to purchase shares of Common Stock granted during the respective year. The Company has never granted any stock appreciation rights.

(2)	Represents a signing bonus paid to Mr. Conner pursuant to his employment agreement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

(3)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $5,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990.

(4)	Mr. Pillman joined the Company in June 2001.

(5)	Includes a retention bonus in the amount of $105,000 paid to Mr. Pillman pursuant to his employment letter agreement. See “Employment, Non-Competition, Retention and Separation Agreements— Mr. Pillman.”

(6)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $1,481 and payment by the Company with respect to term life insurance for the benefit of Mr. Pillman in the amount of $990.

(7)	Represents a signing bonus paid to Mr. Pillman pursuant to his employment agreement. See “Employment, Non-Competition, Retention and Separation Agreements.”

(8)	Mr. Bekich joined the Company in June 2001 and became an executive officer in May 2002.

(9)	Includes sales commissions in the aggregate amount of $57,667.

(10)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $5,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Bekich in the amount of $977.

(11)	Mr. Wyatt joined the Company in April 1999 and became Senior Vice President and General Manager, EMEA in May 2002. Mr. Wyatt resigned from his position with the Company in August 2002.

(12)	Includes sales commissions of $30,381.

(13)	Includes options to purchase 137,500 shares of Common Stock granted to Mr. Wyatt in exchange for options to purchase 150,000 shares of Common Stock surrendered by Mr. Wyatt pursuant to the Company’s voluntary stock option exchange program. For details regarding Mr. Wyatt’s stock option exchange, see “Report of the Compensation Committee on Executive Compensation—Stock Option Exchanges.”

(14)	Includes a termination payment in the amount of $92,382, payment by the Company with respect to term life insurance for the benefit of Mr. Wyatt in the amount of $321 and the Company’s required contribution to Mr. Wyatt’s personal pension plan under the statutory law of the United Kingdom in the amount of $28,566. For details regarding the severance payment, see “Employment, Non-Competition, Retention and Separation Agreements—Mr. Wyatt.”

(15)	On February 21, 2002, the Company issued under its 1996 Plan an aggregate of 12,500 shares of restricted stock to Mr. Thompson in exchange for Mr. Thompson’s surrender to the Company of (a) an option to purchase 200,000 shares of Common Stock at an exercise price of $19.25 per share and (b) an option to purchase 25,000 shares of Common Stock at an exercise price of $47.50 per share. The restricted shares vested immediately upon grant as to 6,250 shares and as to the remaining 6,250 shares on the 90th day following the date of grant. None of Mr. Thompson’s shares remained restricted as of December 31, 2002. Mr. Thompson did not receive any dividends on the shares of restricted stock held by him. For details regarding Mr. Thompson’s stock option exchange, see “Report of the Compensation Committee on Executive Compensation—Stock Option Exchanges.”

(16)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $5,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Thompson in the amount of $686.

Option Grants

The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2002 to each of the Named Executive Officers. The Company granted no stock appreciation rights during the year ended December 31, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted(#)(1)		Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price Per Share ($)(2)	Expiration Date(3)	5% ($)	10% ($)
F. William Conner	250,000		3.0%	$4.00	8/27/2012	$628,895	$1,593,742

Edward J. Pillman	—		—	—	—	—	—

Milan Bekich	100,000		1.2	2.46	7/29/2012	154,708	392,061

Colin J. Wyatt(5)	50,000 12,500 50,000 25,000 37,500	(6) (6) (6) (6)	0.6 0.2 0.6 0.3 0.4	6.75 6.75 6.75 6.75 6.75	4/12/2009 12/22/2009 8/24/2010 1/26/2011 1/31/2012	142,053 39,654 175,131 92,932 159,299	332,849 94,705 426,142 228,842 403,759

David L. Thompson	75,000		0.9	4.00	8/27/2012	188,668	478,113

(1)	Unless otherwise indicated, each option cumulatively vests as to one-half of the total shares on each of the second and fourth anniversaries of the grant date.
(2)	All options were granted at fair market value as determined by the Board of Directors of the Company on the date of the grant.
(3)	All options, other than options to purchase 137,500 shares of Common Stock granted to Mr. Wyatt, were granted ten years prior to the grant date.
(4)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.
(5)	Mr. Wyatt resigned from his position with the Company in August 2002. As of February 23, 2003, all options held by Mr. Wyatt ceased to vest, and all such vested options will expire on May 23, 2003. As of February 23, 2003, Mr. Wyatt’s options were vested as to an aggregate of 115,055 shares of Common Stock.
(6)	Represents options to purchase shares of Common Stock granted to Mr. Wyatt prior to Mr. Wyatt becoming an executive officer of the Company pursuant to a voluntary stock option exchange program of the Company available to all non-officer employees of the Company. Under that program, Mr. Wyatt received options to purchase an aggregate of 137,500 shares of Common Stock on January 31, 2002 (the “New Options”) in exchange for his surrender in July 2001 of options to purchase an aggregate of 150,000 shares of Common Stock at exercise prices per share ranging from $17.69 to $50.00. The New Options initially retained their original vesting schedules and expiration dates.

Aggregated Fiscal Year-End Option Values

The following table summarizes certain information regarding the number and value of unexercised stock options held as of December 31, 2002 by each of the Named Executive Officers. No options or stock appreciation rights were exercised during fiscal 2002 by the Named Executive Officers, and no stock appreciation rights were outstanding at year end.

AGGREGATED FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
F. William Conner	1,687,001 / 2,599,999	— / —
Edward J. Pillman	203,610 / 296,390	— / —
Milan Bekich	35,416 / 164,584	— /$90,000
Colin J. Wyatt	96,352 / 78,648	— / —
David L. Thompson	229,575 / 355,425	— / —

(1)	Value based upon the last sales price per share ($3.36) of the Company’s Common Stock on December 31, 2002, as reported on the NASDAQ National Market, less the exercise price.

Employment, Non-Competition, Retention and Separation Agreements

Mr. Conner

Pursuant to an employment agreement dated April 22, 2001 between Mr. Conner and the Company (the “Conner Employment Agreement”), the Company agreed to employ Mr. Conner as its President and Chief Executive Officer, with an annualized base salary of $500,000 and an annual target performance bonus equal to 100% of Mr. Conner’s then current annualized base salary at the end of each calendar year during which he remains employed by the Company, provided, however, that with respect to calendar year 2001, the Company paid Mr. Conner the full targeted bonus amount for such year upon Mr. Conner’s commencement of employment with the Company. The target bonus amount of $500,000 was paid on May 4, 2001. Under the terms of the Conner Employment Agreement, the Company also agreed to pay Mr. Conner a sign-on bonus of $2,000,000 payable as follows: (1) $1,000,000 within the first week of employment, (2) $500,000 upon completing one year of employment and (3) $500,000 upon completing two years of employment. Accordingly, the Company paid Mr. Conner $1,000,000 (less applicable withholdings and deductions) on May 4, 2001 and $500,000 (less applicable withholdings and deductions) on April 5, 2002. The final installment is payable in 2003. In addition, Mr. Conner is entitled to four weeks of paid vacation per calendar year and reimbursement of (1) reasonable business expenses incurred in connection with the performance of his duties as the Company’s President and Chief Executive Officer and (2) up to $50,000 of reasonable and documented legal and accounting fees incurred in connection with entering into the Conner Employment Agreement. During the term of his employment, Mr. Conner is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company to the extent that he is eligible thereunder. Mr. Conner was appointed Chairman of the Company’s Board of Directors on January 25, 2002. Subject to the terms and conditions of the Conner Employment Agreement, Mr. Conner’s employment is terminable at will.

In connection with Mr. Conner’s employment as the Company’s President and Chief Executive Officer, the Company granted to Mr. Conner options to purchase an aggregate of 4,000,000 shares of Common Stock at an exercise price of $6.87 per share, of which:

•	1,100,000 shares vested immediately upon the date of grant;

•	250,000 shares will vest upon each of the first and second anniversaries of Mr. Conner’s employment with the Company;

•	1,200,000 shares will vest at a rate of one-thirty-sixth of such number of shares upon each complete month of Mr. Conner’s continued employment with the Company after the first year;

•	550,000 shares will vest upon the earlier of (a) the fifth anniversary of the date of grant or (b) the Company’s achievement of certain performance goals specified in the Conner Employment Agreement; and

•	650,000 shares will vest upon the earlier of (x) the fifth anniversary of the date of grant or (y) the Company’s achievement of certain performance goals specified in the Conner Employment Agreement.

The option shares described in the first two bullets above are referred to as the “First Time Shares,” the option shares described in the third bullet above are referred to as the “Second Time Shares,” and the option shares described in the fourth and fifth bullets above are referred to as the “Performance Shares.”

Upon the occurrence of an Acquisition Event (as defined in the Conner Employment Agreement), or upon termination of Mr. Conner’s employment by the Company for any reason other than Cause (as defined in the Conner Employment Agreement) within 120 days before an Acquisition Event or the announcement thereof, all of the First Time Shares and Second Time Shares that would otherwise have vested after the date of the Acquisition Event will vest immediately prior to such Acquisition Event. If an Acquisition Event involves the purchase or exchange of shares of the Company’s Common Stock at a price at or above the target prices described in the Conner Employment Agreement, all of the Performance Shares that would otherwise have vested after the date of the Acquisition Event, will vest immediately prior to such Acquisition Event.

In the event that Mr. Conner’s employment with the Company is terminated upon his death or disability, (1) all of the unvested First Time Shares will vest, (2) the vesting schedules of the Second Time Shares and the Performance Shares will be accelerated by 12 months, and (3) with respect to the Performance Shares, the period during which the performance targets may be satisfied will extend for 12 months from the date of termination of Mr. Conner’s employment with the Company.

In the event that the Company terminates Mr. Conner’s employment other than for Cause, death or disability, or in the event that Mr. Conner terminates his employment with the Company for Good Reason (as defined in the Conner Employment Agreement), the vesting schedules of the First Time Shares, the Second Time Shares and the Performance Shares will be accelerated by 12 months, with all options so vested remaining exercisable for 180 days following the date of termination of Mr. Conner’s employment with the Company. In addition, the Conner Employment Agreement provides that Mr. Conner will receive (1) a lump-sum payment equal to two years of his then current base salary and bonus, if the termination described above occurs within the first 18 months of Mr. Conner’s employment with the Company, (2) the lump-sum payment described in clause (1) reduced by one month’s base salary and bonus for each complete month of Mr. Conner’s continued employment by the Company following the first 18 months, if such termination occurs more than 18 months but less than 24 months following the commencement of Mr. Conner’s employment with the Company, or (3) a lump-sum payment equal to 18 months of Mr. Conner’s then current base salary and bonus plus the equivalent of six months’ accelerated vesting of the First Time Shares, the Second Time Shares and the Performance Shares, if such termination occurs more than 24 months following the commencement of Mr. Conner’s employment with the Company.

Under the terms of the Conner Employment Agreement, Mr. Conner agreed not to disclose or use any confidential or proprietary information of the Company or any of its affiliates except as required in the course of his employment with the Company or as authorized in writing by the Company. In addition, Mr. Conner agreed for a period of 18 months following any termination of his employment with the Company, not to:

•

interfere with the business of the Company or any of its affiliates by soliciting, inducing or otherwise causing (a) any employee of the Company or any of its affiliates to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer by which Mr. Conner is then employed or in which Mr. Conner has a material interest or (b) any existing or potential customer or client of the Company or any of its affiliates (to the extent identified during Mr. Conner’s employment with the Company), to terminate or limit its dealings with the Company by means of disparaging statements regarding the Company or use of confidential or proprietary information of the Company or any of its affiliates; or

•	subject to limited exceptions, have a material interest in, be employed by or connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer in any entity which is in direct and material competition with the business of the Company anywhere in North America or Europe.

Mr. Pillman

Pursuant to a letter agreement dated May 17, 2001 between the Company and Edward J. Pillman, the Company agreed to employ Mr. Pillman as its Senior Vice President, Services and Operations with an annual base salary of $250,000 and a signing bonus of $105,000. This salary was subsequently increased to $275,000 effective October 21, 2002. In addition, on June 28, 2002, Mr. Pillman received a retention bonus of $105,000 upon completion of one year of employment with the Company. Beginning in the second half of 2001, he is also eligible to receive an annual incentive bonus equal to 50% of his base salary provided certain specified individual and Company targets are met. In connection with his employment, the Company granted to Mr. Pillman an option to purchase 400,000 shares of Common Stock at an exercise price of $5.06 per share. In the event of Involuntary Termination (as defined in the letter agreement) of Mr. Pillman’s employment with the Company, he will be entitled to six months of his then current base salary and bonus compensation. Mr. Pillman currently serves as Senior Vice President, Global Portfolio and Services. His employment with the Company is at will.

Mr. Bekich

Pursuant to a letter agreement dated May 21, 2001, between the Company and Milan Bekich, the Company agreed to employ Mr. Bekich as its Vice President, Vertical Markets with an annual base salary of $175,000 and a signing bonus of $35,000. This salary was subsequently increased to $200,000 effective October 8, 2001 and $250,000 effective February 15, 2002. In addition, he received a retention bonus of $35,000 upon completion of one year of employment with the Company. Beginning in the second half of 2001, Mr. Bekich became eligible to receive an annual incentive bonus equal to 71% of his base salary provided certain specified individual and Company targets are met. In connection with his employment, the Company granted to Mr. Bekich an option to purchase 75,000 shares of Common Stock at an exercise price of $6.44 per share. Mr. Bekich currently serves as Senior Vice President, Government Solutions. His employment with the Company is at will.

Mr. Wyatt

In accordance with the terms of a Letter Agreement dated September 23, 2002 between Entrust Europe Limited, a wholly owned subsidiary of the Company (“Entrust Europe”), and Colin A. Wyatt, a Compromise Agreement dated September 8, 2002 between Entrust Europe and Mr. Wyatt and an Officer Retention Program Agreement dated March 27, 2001, and an extension thereto dated February 28, 2002, between Mr. Wyatt and the Company (collectively, such agreements, the “Separation Agreement”), Mr. Wyatt’s active responsibilities as Senior Vice President and General Manager, EMEA, ceased as of August 23, 2002 (the “Notice Date”), and Mr. Wyatt’s employment with the Company terminated on February 23, 2003 (the “Wyatt Separation Date”). Under the terms of the Separation Agreement, the Company paid Mr. Wyatt a termination payment in the aggregate amount of $92,382. All options held by Mr. Wyatt as of the Notice Date continued to vest through the Wyatt Separation Date, and all options vested as of such date will remain exercisable until May 23, 2003. Mr. Wyatt was eligible to participate in the Company’s employee benefit plans through the Wyatt Separation Date. Subject to limited exceptions contained in the Separation Agreement, Mr. Wyatt agreed to accept the payments and provisions set forth in the Separation Agreement in full and final settlement of all claims Mr. Wyatt is or might be entitled to make against the Company.

In addition, under the terms of the Separation Agreement, Mr. Wyatt agreed until August 23, 2003 not to:

•	be directly or indirectly interested in any competitors of the Company specified in the Separation Agreement in relation to the Company’s business in Europe, the Middle East or Africa;

•	solicit any client of the Company to cease doing business with the Company, to reduce the amount of business done with the Company or to adversely change the terms upon which any business is done with the Company; or

•	solicit for his own account or for any person, firm or company, any person who has, during the 12-month period preceding the Wyatt Separation Date, been a director or key employee of the Company.

Under the terms of the Non-Competition and Non-Solicitation Agreement dated March 27, 2001 between the Company and Mr. Wyatt, Mr. Wyatt also agreed not to compete with the business of the Company or its subsidiaries or solicit for service any employee, consultant or customer of the Company or any of its subsidiaries anywhere in the United States or Canada prior to February 23, 2004.

Mr. Thompson

Pursuant to a letter agreement between David L. Thompson and the Company, dated as of September 24, 1999, the Company agreed to employ Mr. Thompson as its Senior Vice President, Finance and Chief Financial Officer with an annual base salary of $185,000 and a signing bonus of $40,000 payable his first day of employment at the Company. This salary was subsequently increased to $200,000 effective January 1, 2000 and $235,000 effective July 2, 2001. In addition, Mr. Thompson is eligible to receive an executive bonus of up to $115,000 annualized, subject to the fulfillment of certain identified business criteria. In connection with his employment, the Company granted to Mr. Thompson an option to purchase 200,000 shares of Common Stock at an exercise price of $10.25 per share. Mr. Thompson served as interim Co-President and Co-Chief Executive Officer from February 2001 to April 2001. Mr. Thompson’s employment is terminable at will.

In March 2001, Mr. Thompson entered into a retention agreement with the Company, as amended by a resolution of the Board dated October 23, 2001, to provide for an indefinite term. Upon termination of his employment with the Company without cause, including as a result of constructive termination, Mr. Thompson will be entitled to receive from the Company:

•	payments equal to an aggregate of six months of his base salary and bonus;

•	continuation of benefits for six months immediately following the date on which he receives notice of termination of his employment with the Company; and

•	a six-month leave of absence or notice period beginning on the date on which he receives notice of termination of his employment with the Company, during which period any stock options held by him as of the notice date will continue to vest and become exercisable in accordance with the applicable vesting schedules for those stock options.

Pursuant to the terms of the retention agreement, Mr. Thompson also agrees not to compete with or solicit for service any employee or consultant of the Company or any of its subsidiaries for a period of one year following cessation of his employment with the Company.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2002:

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	5,933,226	$8.69	9,576,381	(3)

Equity compensation plans not approved by security holders	10,716,704	7.33	3,102,811

Total	16,649,930	7.81	12,679,192	(3)

(1)	This table excludes an aggregate of 625,846 shares issuable upon exercise of outstanding options and a warrant assumed by the Company in connection with the Company’s acquisition of enCommerce, Inc. in June 2000. The weighted-average exercise price of the excluded options and warrant is $10.28 per share.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2002, 9,265,807 shares under the 1996 Plan and 3,102,811 shares under the 1999 Non-Officer Employee Stock Incentive Plan, as amended (the “1999 Plan”), may instead be issued in the form of restricted stock awards and other stock-based awards, including shares based upon certain conditions, securities convertible into Common Stock and stock appreciation rights.

(3)	Includes 310,574 shares issuable under the Company’s 1998 Employee Stock Purchase Plan, as amended, of which: (a) 99,218 shares were issued in connection with the offering period that ended January 31, 2003; and (b) up to 181,500 shares are issuable in connection with the current offering period which ends on July 31, 2003.

1999 Non-Officer Employee Stock Incentive Plan

In December 1999, the Board of Directors adopted the 1999 Plan pursuant to which non-statutory stock options, restricted stock and other stock-based awards for up to 2,500,000 shares of Common Stock were authorized to be issued to employees, consultants and advisors of the Company and its subsidiaries, other than executive officers. The Board of Directors amended the 1999 Plan in December 2000, April 2001 and October 2002 to increase the total number of shares authorized for issuance under the 1999 Plan to 7,600,000 shares, 9,600,000 shares and 11,600,000 shares, respectively.

The Board of Directors is authorized to administer the 1999 Plan and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1999 Plan and to interpret the provisions of the 1999 Plan. The Board of Directors may amend, suspend or terminate the 1999 Plan at any time. In accordance with the provisions of the 1999 Plan, the Board of Directors has delegated authority to administer certain aspects of the 1999 Plan to the Compensation Committee and, from time to time, Mr. Conner as a committee of one.

The Board of Directors, the Compensation Committee or Mr. Conner selects the recipients of awards under the 1999 Plan and determines (i) the number of shares of Common Stock covered by such awards, (ii) the dates upon which such awards become exercisable (which is typically 25% of the total underlying shares on the first anniversary of the grant date and as to one-thirty-sixth of the remaining shares on the monthly anniversary of the grant date over the following 36 months), (iii) the exercise price of options (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant), and (iv) the duration of the options.

If any option or other award granted under the 1999 Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such option or other award will again be available for grant under the 1999 Plan. No award may be granted under the 1999 Plan after December 10, 2009, but options and other awards previously granted may extend beyond that date.

The Board of Directors is required to make appropriate adjustments in connection with the 1999 Plan to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Upon the occurrence of an acquisition event (as defined in the 1999 Plan), the 1999 Plan requires the Board of Directors to take one or more of the following actions with respect to any then outstanding options and other awards:

•	provide that each outstanding option or award will be assumed, or an equivalent option or award will be substituted by, the successor entity or an affiliate of the successor entity;

•	provide that all outstanding options become exercisable in full for a specified period of time before such acquisition event takes place, even if such options would not have been exercisable otherwise;

•	if the acquisition event involves a cash payment to holders of Common Stock in exchange for their shares of Common Stock, provide for the termination of all outstanding options and provide for a cash payment to each option holder equal to the amount by which (1) the cash payment per share of Common Stock paid to the holder of Common Stock multiplied by the number of shares of Common Stock subject to such outstanding option (whether or not exercisable), exceeds (2) the total exercise price of such options;

•	provide that all restricted stock awards then outstanding will become free of all restrictions prior to the acquisition event; and

•	provide that any other stock-based awards outstanding (1) will become exercisable, realizable or vested in full, or will be free of all conditions or restrictions, as applicable, prior to the acquisition event or (2) will be assumed, or equivalent awards will be substituted, by the successor entity or an affiliate of the successor entity.

Special Non-Statutory Stock Option Agreement

In April 2001, as an inducement essential to Mr. Conner’s entering into an employment agreement with the Company as its President and Chief Executive Officer, the Board of Directors approved the grant of an option to Mr. Conner for 2,000,000 shares of Common Stock at an exercise price of $6.87 per share. The Board of Directors is required to make appropriate adjustments in connection with the option to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Unless earlier terminated, this option will expire on April 22, 2011. For details regarding the vesting schedule of all options granted to Mr. Conner in April 2001, including the foregoing option, see “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

Warrant

In April 2001, the Board of Directors approved the issuance of a warrant to purchase 258,333 shares of Common Stock to Heidrick & Struggles, Inc. as partial compensation for services being provided to the Company. Lehman Brothers Inc. purchased the warrant from Heidrick & Struggles, Inc. in April 2002. The exercise price of the warrant is $6.87 per share. The Board of Directors is required to make appropriate adjustments in connection with the warrant to reflect any stock split, stock dividend, reclassification, spin-off or other similar event. In the event of any recapitalization, consolidation, merger or sale of all or substantially all of the assets of the Company, the Company is required to make adequate provision:

•	so that the warrant holder will have the right to purchase and receive (in lieu of shares of Common Stock) such stock, securities or other property the warrant holder would have been entitled to receive if the warrant had been exercised for shares of Common Stock immediately prior to the event; and

•	otherwise, to protect the rights and interests of the warrant holder to the extent that any provisions of the warrant continue to be effective after the event.

The warrant expires on April 22, 2004.

Certain Transactions

In connection with the incorporation and financing of the Company in December 1996 and January 1997, the Company entered into a strategic alliance agreement (the “Strategic Alliance Agreement”) pursuant to which it agreed to grant to NNL, at NNL’s request, a royalty-bearing license to use and modify the Company’s source code in some of the Company’s products. NNL granted to the Company and the Company granted to NNL world-wide, royalty-free licenses to use, sell or license any of the products or services incorporating NNL patented inventions excluding those subject to existing exclusive licenses, but only for those NNL patents that were granted prior to NNL ceasing to control the Company.

During 2002, the Company reimbursed Nortel Networks $10,121 for expenses paid by Nortel Networks on behalf of the Company. In the year ended December 31, 2002, the Company recognized revenue in the amount of $132,362 from Nortel Networks for support and maintenance services relating to software previously licensed by the Company to Nortel Networks.

From January 1, 2002 through February 28, 2003, the law firm of Powell, Goldstein, Frazer & Murphy LLP, of which Mr. Derrick is a Partner, billed the Company an aggregate of $97,890 for lobbying and legal services provided to the Company.

For a description of certain employment and other arrangements between the Company and its executive officers, see “Compensation of Executive Officers – Employment, Non-Competition, Retention and Separation Agreements.”

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Compensation Committee, serving under a charter adopted by the Board of Directors, currently consists of Messrs. Jones and Schloss.

Executive Compensation Philosophy

The Board and the Compensation Committee believe that the goals with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, cash bonus and stock options. While the ultimate goal of the Company is long-term success, execution of the Company’s short-term objectives and strategies, particularly in relationship to quarterly performance, is a critical element of achieving long-term success. Accordingly, the compensation philosophy of the Company is designed to reward achievement of both short-term and long-term success through a quarterly and annual cash incentive bonus and long-term equity incentives.

The Board and the Compensation Committee also believe that the compensation of the Chief Executive Officer and the Company’s other executive officers should be based to a substantial extent on the Company’s performance and adjusted, as appropriate, based on such executive officer’s performance against personal performance objectives. Generally, when establishing salaries, bonus levels and stock option awards for executive officers, the Compensation Committee considers: (a) the Company’s financial performance during the past year and recent quarters, (b) the individual’s performance during the past year and recent quarters and (c) the salaries of executive officers in similar positions of companies of comparable size and capitalization and other companies within the Internet software industry.

Compensation Components

The three major components of the Company’s executive officer compensation are (a) base salary, (b) variable incentive awards and (c) long-term, equity-based incentive awards.

Base Salary.    F. William Conner, the Company’s President and Chief Executive Officer since April 2001, is party to an employment agreement that set his annual base salary initially at $500,000. The other executive officers of the Company are generally parties to letter agreements that initially set the base salaries of these officers. At the beginning of each year, the Compensation Committee generally meets to set the base salary levels of the Company’s executive officers for the coming year. In February 2002, the Compensation Committee increased the base salary of Mr. Bekich from $200,000 to $250,000 in connection with his promotion to the position of Senior Vice President, North America Sales and Product Marketing. When reviewing base salaries, the Compensation Committee considered individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other Internet software companies and anticipates reviewing compensation packages at least annually.

Variable Incentive Awards.    In November 1998, management recommended and the Compensation Committee approved a cash bonus program which was implemented in January 1999 and is designed to motivate executives and employees to work effectively to achieve the Company’s financial performance objectives and to reward them when objectives are met. The Compensation Committee adopted a semi-annual, rather than an annual, executive bonus program because a semi-annual bonus payment (a) is an important benefit for retention purposes, (b) is consistent with bonus payments made to similarly situated individuals in comparable companies and (c) more accurately and timely compensates the executive staff for growth in the Company’s quarterly revenue and earnings per share and achievement of personal objectives. In October 1999, the Compensation Committee approved an amendment to the cash bonus program effective January 2000. Pursuant to this amendment, employees of the Company have the choice of irrevocably electing to receive, upon prior notice furnished to the Company, their semi-annual bonus in cash only, in stock options only or an equal percentage in cash and stock options.

Under the cash bonus program, the executive staff receives semi-annual bonuses based on recommendations made by the Chief Executive Officer within the framework of the bonus plans approved by the Compensation Committee for each executive. The bonus paid to Mr. Conner for fiscal year 2002 was guaranteed in his employment agreement. The Chief Executive Officer is responsible for establishing and communicating to the other executives the personal objectives related to each executive’s individual bonus plan. The Company paid Mr. Conner a signing bonus of $500,000 pursuant to his employment agreement. The Company paid a bonus of $25,000 to each of Messrs. Pillman and Thompson under its bonus program for services performed during fiscal 2002. In addition, the Company paid Messrs. Pillman and Bekich retention bonuses of $105,000 and $35,000, respectively, pursuant to their employment letter agreements.

Long-Term Incentive Compensation.    The 1996 Plan has been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Compensation Committee strongly believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of the Company with the opportunity to participate in the financial gain from Company stock price increases. Executives are eligible to receive stock options generally not more than once a year, giving them the right to purchase shares of Common Stock in the future at a price equal to the fair market value at the date of grant. Initial grants to all executives, including the Chief Executive Officer, are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversary of the date of grant for the subsequent 36 months. However, in July 2002 and August 2002, grants were made to certain executives, including the Chief Executive Officer, which are exercisable as to one-half of the total underlying shares on each of the second and fourth anniversaries of the grant date. Annual grants to executives other than the Chief Executive Officer are approved by the Compensation Committee based upon recommendations made by the Chief Executive Officer based upon (1) the individual executive’s performance and (2) market data relating to option grants to individuals occupying similar positions at comparably situated companies.

During fiscal 2002, the Compensation Committee granted to Mr. Conner options to purchase an aggregate of 250,000 shares of Common Stock. During fiscal 2002, the Company granted options to purchase an aggregate of 337,500 shares of Common Stock to executive officers of the Company (including Named Executive Officers) other than Mr. Conner.

Stock Option Exchanges.    On January 25, 2002, the Compensation Committee approved the exchange of various stock options held by Messrs. Conner and Thompson for shares of restricted stock of the Company or cash within 30 days of January 25, 2002. The Compensation Committee determined that the stock options had an exercise price significantly in excess of the then current market price of the Common Stock, and, therefore, did not provide the incentive to the recipients that was originally intended because such stock options were not likely to be exercised in the foreseeable future. The Compensation Committee also determined that the proposed exchanges would be in the best interests of the Company because (1) the exchange rate offered by the Company was equal to a fraction of the Black-Scholes value of the options to be exchanged (using conservative parameters) and (2) the combined effect of the proposed exchanges would likely have a positive impact on the Company’s option overhang and earnings per share. Pursuant to a separately negotiated option exchange agreement dated February 21, 2002 between the Company and Mr. Conner, Mr. Conner surrendered options to purchase an aggregate of 21,000 shares of Common Stock in exchange for one dollar in cash. Pursuant to a separately negotiated restricted stock agreement dated February 21, 2002, Mr. Thompson surrendered options to purchase an aggregate of 225,000 shares of Common Stock in exchange for an aggregate of 12,500 shares of restricted stock. All of the surrendered stock options had been issued under the 1996 Plan.

In June 2001, the Company announced a voluntary stock option exchange program for all eligible non-officer employees who held stock options granted under the 1996 Plan and the 1999 Plan. The Company adopted the option exchange program because it believes that options motivate high levels of performance by employees and because a number of outstanding options at the time had exercise prices significantly higher than the then market price of the Common Stock. Employees who elected to participate in the exchange program were required to surrender their stock options to the Company by July 27, 2001 in order to receive new stock options under the 1999 Plan no earlier than January 31, 2002. Pursuant to the terms of that program, stock options having an exercise price per share of less than $50.00 were exchanged on a one-for-one basis, and stock options having an exercise price per share of $50.00 or greater were exchanged on a one-for-two basis. All stock options granted under the exchange program retained their original vesting schedules. Mr. Wyatt participated in the voluntary stock option exchange program prior to his becoming an executive officer of the Company in May 2002. Mr. Wyatt surrendered options to purchase a total of 150,000 shares of Common Stock in exchange for new options to purchase a total of 137,500 shares of Common Stock.

10-YEAR OPTION REPRICINGS

Name	Date	Number of Securities Underlying Options Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment
F. William Conner President and Chief Executive Officer	02/21/02	13,000 8,000	$5.39 5.39	$22.875 45.125	(1) (1)	87.7 mos. 99.6 mos.

David L. Thompson Senior Vice President and Chief Financial Officer	02/21/02	200,000 25,000	5.39 5.39	19.25 47.50	(2) (2)	93.0 mos. 100.2 mos.

William G. McGee Senior Vice President, New Product Portfolio (3)	02/21/02	38,000 50,000	5.39 5.39	50.00 47.50	(4) (4)	95.4 mos. 100.2 mos.

Colin J. Wyatt Senior Vice President and General Manager, EMEA(5)	01/31/02 01/31/02 01/31/02 01/31/02	50,000 25,000 50,000 25,000	6.75 6.75 6.75 6.75	26.56 50.00 25.75 17.69	$6.75 6.75 6.75 6.75	87.6 mos. 96.1 mos. 104.2 mos. 109.4 mos.

(1)	Mr. Conner surrendered his stock options in exchange for an aggregate of $1.00 in cash from the Company.

(2)	Mr. Thompson surrendered his stock options in exchange for an aggregate of 12,500 shares of restricted stock of the Company, all of which shares were vested as of May 22, 2002.

(3)	Mr. McGee resigned as Senior Vice President, New Product Portfolio effective May 31, 2002. All unexercised options to purchase shares of Common Stock of the Company held by Mr. McGee will expire on June 14, 2003.

(4)	Mr. McGee entered into a separately negotiated option exchange agreement with the Company. Pursuant to the agreement, Mr. McGee surrendered his stock options in exchange for an aggregate of (a) 2,720 shares of restricted stock of the Company, all of which shares were vested as of May 22, 2002, and (b) $4,339 in cash.

(5)	Mr. Wyatt surrendered options to purchase an aggregate of 150,000 shares of Common Stock in exchange for options to purchase an aggregate of 137,500 shares of Common Stock. Mr. Wyatt resigned as Senior Vice President and General Manager, EMEA in August 2002.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions under Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit where the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions or the officer’s performance, and is in the best interest of the stockholders.

While the Compensation Committee does not currently intend to qualify its annual cash incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

Terrell B. Jones, Chair

Douglas Schloss

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Messrs. Jones and Schloss. Christopher M. Stone served on the Compensation Committee from May 1999 to May 2002. Except as set forth below, during 2002, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company. From March 2000 to April 2002, Mr. Conner served on the Compensation Committee of the Board of Directors of Travelocity.com, of which Mr. Jones was President and Chief Executive Officer.

Report of the Audit Committee of the Board of Directors

The Securities and Exchange Commission (the “SEC”) and the principal self regulatory organizations, including The NASDAQ Stock Market (“NASDAQ”), impose requirements upon audit committees and require certain disclosures regarding audit committees and their interaction with a company’s auditor and management. The rules require that a company’s annual proxy statement contain a report of the audit committee addressing several issues identified in the rules. In addition, NASDAQ requires that audit committees adopt written charters, which must be included as an attachment to a company’s annual proxy statement at least once every three years. The Company’s Board of Directors first adopted a charter in October 1998 and amended it in December 2000. The Company adopted an amended and restated charter in March 2003 in light of recent Congressional and SEC initiatives affecting audit committees and independent auditors. A copy of the amended and restated charter is attached hereto as Appendix A.

NASDAQ currently requires audit committees to consist of at least three members, each of whom is independent and is able to read and understand financial statements or will become able to do so within a reasonable period of time after appointment to the committee. Also, at least one member must have the experience or background which results in financial sophistication. According to NASDAQ rules, a director will not be considered “independent” if, among other things, he has:

•	been employed by the Company or any affiliate of the Company in the current year or in any of the past three years;

•	an immediate family member who is or has been employed as an executive officer by the Company or an affiliate of the Company in any of the past three years;

•	been employed as an executive of an entity other than the Company having a compensation committee which includes any of the Company’s executives;

•	received from the Company or any affiliate of the Company compensation (other than benefits under a tax qualified retirement plan, compensation for director service or nondiscretionary compensation) greater than $60,000 during the pervious fiscal year; or

•	in any of the past three years, been a partner in, or controlling shareholder or executive of, a for-profit business organization to which the Company made or from which the Company received payment (other than payment arising solely from investments in the Company’s securities) that exceeds the greater of: (1) $200,000; or (2) more than 5% of the Company’s or business organization’s consolidated gross revenues for the year.

One member of the Company’s Audit Committee, Michael P. Ressner, served as a Vice President of Nortel Networks during 2001 and 2002 and held various other senior finance management positions at Nortel Networks prior to that time. Although NASDAQ rules do not define the term “affiliate” in connection with the independence requirements, Nortel Networks may be deemed to be an affiliate of the Company and thus Mr. Ressner, as an employee of an affiliate of the Company during the past three years, would not meet the definition of an independent director. However, NASDAQ rules permit the appointment of one director who is not considered independent to a company’s audit committee if the board of directors believes such director’s appointment is required by the best interests of the company and its stockholders. Based upon Mr. Ressner’s financial experience and background and Nortel Networks’ declining ownership percentage of the Company’s outstanding capital stock, the Company’s Board of Directors has determined that Mr. Ressner’s membership on the Audit Committee is required by the best interests of the Company and its stockholders.

Management is responsible for the Company’s internal controls, the financial reporting process and the preparation of the Company’s financial statements. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting and financial auditing personnel.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2002 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with the independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of certain other, non-audit related services to the Company was compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

By the Audit Committee of the Board of Directors of Entrust, Inc.

Douglas Schloss, Chair

Michael P. Ressner

Edward O. Vetter

Independent Auditors Fees and Other Matters

Audit Fees

Deloitte & Touche LLP billed the Company an aggregate of $348,602 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year, the reviews of quarterly financial information and the Company’s Quarterly Reports on Form 10-Q during 2002, the review of the Company’s Annual Report on Form 10-K and Proxy Statement, and consultations on accounting issues related to items included in the 2002 consolidated financial statements.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended December 31, 2002 in connection with financial information systems design or implementation, the operation of the Company’s information system or the management of its local area network.

All Other Fees

Deloitte & Touche LLP billed the Company an aggregate of $231,050 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2002 as follows:

Audit-related fees:
Procedures and consents related to other SEC filings	$5,270
Foreign statutory audits	28,000
Employee benefit plan audits	18,000
Tax return preparation and tax consulting services	129,701
Security advisory services	50,079

Total All Other Fees	$231,050

Comparative Stock Performance

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from August 18, 1998 through December 31, 2002 with the cumulative total return on (1) the NASDAQ Computer & Data Processing Index and (2) the Russell 2000 Index. The comparison assumes the investment of $100 on August 18, 1998 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. Prior to August 17, 1998, the Company’s Common Stock was not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s Common Stock began trading on NASDAQ on August 18, 1998.

	8/18/98	9/98	12/98	3/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02
Entrust, Inc.	$100.00	92.58	149.22	210.94	207.81	140.23	374.61	531.74	517.19	172.66	81.25	51.96	44.31	17.81	63.69	31.75	17.00	19.63	21.00
Nasdaq Computer & Data Processing	$100.00	96.54	125.44	151.29	157.36	163.87	275.73	272.31	222.28	205.60	126.96	92.63	120.60	73.77	102.26	98.01	77.89	60.29	73.23
Russell 2000	$100.00	88.67	103.13	97.53	112.70	105.58	125.05	133.91	128.85	130.27	121.27	113.38	129.58	102.64	124.29	129.24	118.44	93.10	98.83

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of Ernst & Young LLP (“E&Y”) as the Company’s independent public accountants for the year ending December 31, 2003, subject to ratification by stockholders at the Meeting. E&Y replaced Deloitte & Touche LLP (“D&T”), which served as the Company’s independent public accountants for the year ended December 31, 2002. The Audit Committee voted to dismiss D&T on March 18, 2003. D&T’s reports on the Company’s financial statements for the years ended December 31, 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: as to 2002, D&T’s report included an explanatory paragraph regarding the Company’s accounting change required by SFAS No. 142, “Goodwill and Other Intangible Assets.”

During the years ended December 31, 2001 and 2002 and the subsequent interim period prior to D&T’s dismissal, there was no disagreement between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to D&T’s satisfaction, would have caused the auditors to make reference to the subject matter of the disagreement in connection with any report issued by them.

On March 25, 2003, the Company engaged E&Y to act as the Company’s independent public accountants for the year ending December 31, 2003. During the years ended December 31, 2001 and 2002 and the subsequent interim period prior to engaging E&Y, the Company did not consult with E&Y regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on the Company’s financial statements or (3) any matter that was either a subject of a disagreement or a reportable event with the Company’s former auditors.

Although stockholder approval of the Audit Committee’s selection of E&Y is not required by law, the Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If the stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider the matter. Representatives of E&Y are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire. Representatives of D&T are not expected to be present at the Meeting.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2004 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, no later than December 6, 2003 in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting.

If a stockholder of the Company wishes to present a proposal before the 2004 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2004 Annual Meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2004 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 2002 the Reporting Persons complied with all Section 16(a) filing requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or phone number: One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, telephone (972) 713-5800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, the Company has engaged W.F. Doring & Co. to assist in the solicitation of proxies, and has agreed to pay W.F. Doring & Co. a fee of approximately $3,500, plus reasonable expenses.

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

James D. Kendry, Secretary

April 4, 2003

APPENDIX A

ENTRUST, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

(March 10, 2003)

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

B.	Structure and Membership

1.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable rules of The Nasdaq Stock Market and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Audit Committee shall be “independent” as defined by such rules and Act.

3.	Financial Literacy. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, at the time of his or her appointment to the Audit Committee. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules). All members of the Audit Committee shall participate in continuing education programs to the extent required by the rules developed by the Nasdaq Listing and Hearings Review Council.

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6	Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Governance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Oversight of Independent Auditors

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.	Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.	Preapproval of Services. The Audit Committee shall preapprove all services (audit and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee shall require the Company to disclose in its SEC periodic reports the approval by the Audit Committee of any non-audit services to be performed by the independent auditor.

5.	Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor pursuant to the Exchange Act regarding:

–	critical accounting policies and practices;

–	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

–	other material written communications between the independent auditor and Company management.

Review of Audited Financial Statements

6.	Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Audit Committee Report. The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

Review of Other Financial Disclosures

9.	Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

Controls and Procedures

10.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal accounting controls for financial reporting, the Company’s disclosure controls and procedures and the Company’s code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

11.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.	Related-Party Transactions. The Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee.

13.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.

Independent Advisors.    The Audit Committee shall have the authority, without further action by the Board of Directors, to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

Adopted by the Audit Committee

as of March 10, 2003

Adopted by the Executive Committee

as of March 10, 2003

APPENDIX B

Proxy – Entrust, Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) F. William Conner, David L. Thompson and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST, INC. (the “Company”) to be held on Friday, May 2, 2003 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the “Meeting”), and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS IMPORTANT!

(continued and to be signed on reverse side.)

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Entrust®

Securing Digital Identities & Information

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.    Election of Directors

1.	The Board of Directors recommends a vote “FOR” the election of the following two listed nominees as Class II Directors to serve for the ensuing three years:

	For	Withhold
01 – F. William Conner	☐	☐
02 – Douglas Schloss	☐	☐

B.    Proposals

The Board of Directors recommends a vote “FOR” the following resolution:

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the current year.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” BOTH DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. A VOTE “FOR” BOTH DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

C.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Note:  Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

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